UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 18, 2019
Date of Report (Date of earliest event reported)

The Hershey Company
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-183	23-0691590
(Commission File Number)	(IRS Employer Identification No.)

19 East Chocolate Avenue, Hershey, Pennsylvania 17033
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (717) 534-4200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2019, The Hershey Company (the “Company”) announced that Steven E. Voskuil has been appointed to serve as the Company’s Senior Vice President, Chief Financial Officer, effective May 13, 2019. In this role, Mr. Voskuil will oversee the Company’s global finance organization and will serve as the Company’s principal financial officer.

Mr. Voskuil, age 50, joins the Company from Avanos Medical, Inc. (“Avanos”), a global medical device company, where he has served as Senior Vice President and Chief Financial Officer since 2014. Prior to joining Avanos, Mr. Voskuil spent 23 years in various leadership positions with Kimberly-Clark International.

As a result of Mr. Voskuil’s hiring, Patricia A. Little, the Company’s current Senior Vice President, Chief Financial Officer, will retire effective May 31, 2019, consistent with her previously announced intention to retire in the spring of 2019.

In connection with his appointment, Mr. Voskuil agreed to an offer letter with the Company (the “Offer Letter”), which provides for the following compensation arrangements: (1) annual base salary of $625,000; (2) participation in the annual incentive program (“One Hershey Incentive Program”) of the Company’s Equity and Incentive Compensation Plan (“EICP”), including a pro-rated award for 2019 based on a target award opportunity equal to 85% of his base salary; (3) participation in the long-term incentive program (“LTIP”) of the EICP at a level equivalent to 210% of his base salary; (4) a one-time sign on grant of restricted stock units under the EICP valued at $1,200,000 as consideration for equity forfeited from his prior employer, which will vest in 50% increments over a two-year period; (5) a one-time annual incentive award under the EICP equal to $135,000 as consideration for short-term incentive pay forfeited from his prior employer, to be paid concurrently with any applicable payout of his pro-rated award under the 2019 One Hershey Incentive Program in March 2020; and (6) participation in the Company’s Relocation Assistance Program, which covers reasonable and customary expenses associated with relocation.

Sixty-five percent of the 2019 LTIP award opportunity for Mr. Voskuil will be delivered in the form of contingent target performance stock units (“PSUs”) for the 2019-2021 PSU performance cycle. The remaining thirty-five percent of the 2019 LTIP award opportunity will be delivered in the form of restricted stock units, which will vest in 1/3 increments over a three-year period. The LTIP awards granted to Mr. Voskuil will be subject to the Company’s clawback policies and provisions in place from time to time, and Mr. Voskuil will have five years to comply with the Company’s stock ownership guidelines at a level equal to three times his base salary.

The Offer Letter also provides for participation in the Company’s Executive Benefits Protection Plan 3A, which generally provides two years of severance benefits in the event of termination without cause or with good reason following a change in control or eighteen months of severance benefits in the event of termination without cause or with good reason that does not follow a change in control, as well participation in the Company’s Defined Contribution Supplemental Executive Retirement Plan (“DC SERP”), with an annual Company contribution equal to 12.5% of base salary and One Hershey Incentive Program award. Mr. Voskuil will also be eligible to participate in other compensation programs applicable to the Company’s other executive officers, including the Company’s retirement program, at levels consistent with those provided to all executive officers.

Additional information regarding the Company’s executive compensation programs, including information about the One Hershey Incentive Program, the EICP and the DC SERP, can be found in the Company’s 2019 proxy statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HERSHEY COMPANY

Date: April 18, 2019	By:	/s/ Damien Atkins
Damien Atkins Senior Vice President, General Counsel and Secretary